Exhibit 5.1

THE TRAN LAW GROUP

Cyber Enviro-Tech, Inc.

6991 E. Camelback Road

Suite D-300

Scottsdale, Arizona 85251

Re:	Registration Statement on Form S-8 filed by Cyber Enviro-Tech, Inc.

Ladies and Gentlemen:

We have acted as counsel for Cyber Enviro-Tech, Inc., a Wyoming corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Securities Act”) of (i) 20,000,000 shares of common stock, par value $0.001 per share, of the Company (“Shares”) issuable pursuant to the Base Plan (i) CYBER ENVIRO-TECH INC 2026 OMNIBUS INCENTIVE COMPENSATION PLAN (the “Plan”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans will be, when issued or delivered and sold in accordance with such Plan, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

In our capacity as corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

  the Registration Statement (including the prospectus contained therein);
  the Articles of Incorporation of the Company, as amended;
  the Bylaws of the Company, as amended;
  the Cyber Enviro-Tech Inc 2026 Omnibus Incentive Compensation Plan
  certain resolutions of the Board of Directors of the Company authorizing the transactions relating to the foregoing agreements.

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, conformed or photostatic copies, and the due authorization, execution and delivery of all documents by all parties other than the Company. We have also assumed the accuracy of the factual matters set forth in the documents we have reviewed.

We are not admitted to practice law in the State of Wyoming. Our opinions expressed herein are limited to the laws of the State of California and the federal laws of the United States of America. In rendering such opinions, we have assumed that the laws of the State of Wyoming are the same as the laws of the State of California in all material respects. We express no opinion as to the laws of any jurisdiction other than the State of California and the United States of America. We assume no obligation to revise or supplement this opinion letter if any applicable laws change after the date hereof. We express no opinion regarding the Securities Act of 1933, as amended, or any other federal or state securities laws or regulations.

This opinion letter is issued as of the date hereof. We assume no obligation to update or supplement this opinion if any facts or circumstances change after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ The Tran Law Group, A. Mina Tran